NEWBRIDGE
SECURITIES CORPORATION
MEMBER FINRA • SIPC

September 7, 2016

CONFIDENTIAL

Frank Reynolds CEO
200 Boston Ave. Ste.#1875
Medford, MA. 02155

Dear Frank:

This letter (the "Agreement") confirms Newbridge Securities Corporation ("NSC") engagement as a placement agent for PixarBio Corporation (the "Company"), solely in connection with the Offering (as such term is defined below) of up to ten million dollars (USD$10,000,000) of the Company's Securities (as such term is defined below). The Securities will be sold only to "accredited investors", as such term is defined in Rule 501(a) of Regulation D, promulgated under the United States Securities Act of 1933, as amended, pursuant to an exemption from registration under Rule 506 of Regulation D. An "Investor", as such term is used herein, shall mean investors who have purchased Securities under the Offering which NSC has introduced to the Company during the term of the Agreement by telephone, teleconference, personal meeting, or in writing. An Investor shall not include any existing stockholders of the Company or any investor with whom the Company has previously communicated regarding an investment in the Company.

The Company is currently engaged in a private placement (the "Offering") whereby the Company is offering to "accredited investors "one Unit for $2.00, where a "Unit" consist of (i) one (1) share of the Company's common stock and (ii) a seven year warrant to purchase one share of the Company's common stock at $4.50 (the "Securities"). Subject to the terms and conditions of this Agreement, the Company hereby appoints NSC to act on a best efforts basis as its non-exclusive placement agent to privately place up to ten million (USD$10,000,000) of the Securities in accordance with the terms and conditions of the Offering. NSC hereby accepts such engagement and agrees to use its best efforts to privately place the Securities with potential investors.

1. ***Services to be Rendered.*** In connection with the Offering, as requested, NSC will assist the Company in identifying, contacting and evaluating potential purchasers, preparing executive summaries or business plans, facilitating potential purchasers' due diligence investigations, analyzing and advising on the financial implications of offers, preparing and making presentations to the Company's Board of Directors, formulating negotiation strategies and conducting negotiations, as appropriate, and in such other matters as may be agreed upon from time to time by NSC and the Company (the "Services").

In connection with this Agreement, the Company agrees to keep NSC up to date and apprised of all material business, market and current legal practices and developments related to the Company and

its operations and management, including, but not limited to providing NSC with lists of current shareholders and investors and potential investors. NSC shall devote such time and effort, as it deems commercially reasonable under the circumstances in rendering the Services. NSC cannot guarantee results on behalf of the Company, but shall use its best efforts to pursue all avenues that it deems reasonable through its network of contacts.

2. *Compensation.* For NSC's services hereunder, the Company agrees to pay NSC the fees outlined below upon closing of a sale of any of the Securities to an Investor (in each instance, a "Closing"), except item 2(a) herein:

(a) A non-refundable retainer fee of twenty five thousand dollars ($25,000.00) (the "Retainer Fee"), due and payable upon the execution of this Agreement.

(b) a placement fee equal to Ten percent (10%) of the gross purchase price paid for by an Investor for the Securities (the "Amount Raised"), payable in full, in cash, at a Closing for the sale of any of the Securities. For avoidance of doubt, NSC acknowledges and agrees that it shall not be entitled to any fees arising from the Offering or any other offering of the Company's securities conducted without the use or assistance of NSC.

(c) at each Closing, the Company shall issue to NSC, or its permitted assigns, warrants (the "PA Warrants") to purchase that number of shares of common stock of the Company equal to eight percent (8%) of the sum of (i) the number of shares of common stock of the Company issued at each such Closing and (ii) the number of shares of common stock issuable by the Company upon exercise or conversion of any and all convertible securities issued at each such Closing (including, but not limited to, all convertible promissory notes, convertible preferred stock and all series of warrants). The PA Warrants shall provide for cashless exercise so long as a registration statement, which includes the underlying shares of the PA warrants, is not declared effective by the SEC (the "Registration Statement"). At such time the Registration Statement becomes effective, the PA Warrants cashless exercise provision will terminated. The PA Warrants shall have a one-time full ratchet anti-dilution price protection on the next future equity raise done by the Company (whereby if in the next Company equity raise the purchase price per share of the Company's common stock is less than $2.00 per share (equitably adjusted for any stock dividends, stock splits or the like), then the exercise price of the PA Warrants shall be revised to equal such per share purchase price), shall not be callable or redeemable by the Company, shall provide for piggy-back registration rights, shall be transferable by NSC to its representatives and agents at Closing, and, except as set forth above, and shall have an exercise price of $2.00 per share (which is the purchase pricing for a Unit issued to investors in the Offering).

An escrow account with a third party agent approved by the parties hereto will be used for each closing during the Term. All consideration due NSC shall be paid to NSC directly from such escrow. Any fee charged by the escrow agent in the performance of its duties as escrow agent shall be borne by the Company.

3. *Expenses.* It is acknowledged and agreed that the Company shall bear all of NSC's costs pertaining to the provision of its Services hereunder, including but not limited to travel expenses and legal and due diligence fees, regardless of whether or not any Offering or potential offering is consummated (the "Expenses"), provided that Expenses shall not exceed $2,500 for any single expense or $5,000 in the aggregate without notification to the Company and prior written approval of the Company.

4. ***Information.*** The Company will furnish NSC such information with respect to the Company and access to such Company personnel and representatives, including the Company's auditors and counsel, as NSC may reasonably request in order to permit NSC to advise the Company and to assist the Company in connection with the Offering (including, but not limited to: a business plan; executive summary; three (3) year historical income statement, statement of cash flows, and balance sheet; five (5) year projected financial statements; use of proceeds statement; investor presentation; valuation analysis) (collectively, the "Offering Materials"). The Company will be solely responsible for the contents of the Offering Materials and other information provided to investors in connection with the Offering. The Company represents and warrants to NSC that the Offering Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees to advise NSC promptly upon the Company becoming aware of the occurrence of any event or change in circumstance that results or might reasonably be expected to result in the Offering Materials containing any untrue statement of a material fact or omitting to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company authorizes NSC to provide the Offering Materials to investors in connection with the Offering. The Company shall have the right to approve every form of letter, circular, notice, memorandum or other written communication from the Company or any person acting on its behalf in connection with the Offering.

5. ***Termination and Survival.*** This Agreement shall terminate on the sixtieth (60th) day of the execution thereof, subject to the extension thereafter as may be agreed in writing by the parties (as may be extended, the "Term"); provided, this Agreement may be terminated prior to expiration of the Term, by NSC for any reason at any time upon thirty (30) days prior written notice. Notwithstanding the foregoing, it is understood that the provisions of paragraphs 2 (to the extent fees are payable prior to termination), Paragraph 2(c) (to the extent fees are payable after termination), 3 (to the extent expenses have been incurred prior to termination), 4 (the second, third and fourth sentences only), and sections 6 through 18 of this Agreement shall remain operative and in full force and effect regardless of any termination or expiration of this Agreement.

In the event of termination, NSC shall be immediately paid in full on all items of compensation and expenses payable to NSC pursuant hereto, as of the date of termination.

6. ***Omitted.***

7. ***Future Rights.*** If at any time during the term of this Agreement or within three(3) months from the effective date of the termination of this Agreement, the Company proposes to effect a financing, or future offering of securities, contemplates conducting a financing of future offering of securities, receives an offer to conduct such a financing or future offering of securities or to engage an investment banking firm or broker dealer to provide any other services to the Company (other than the Offering and the services to be provided by NSC hereunder during the term of this Agreement) and NSC has sold at least Ten million (USD$10,000,000) of the Securities hereunder, the Company shall offer to retain NSC as its advisor, investment banker or broker dealer in connection with such financing or future offering of securities or the provision of such other advisory services or other matter, upon such terms as the parties may mutually agree, such terms to be set forth in a separate engagement letter or other agreement between the parties. Such offer shall be made in writing in order to be effective. The Company shall not

offer to retain any other investment banking firm or broker dealer in connection with any such financing or future offering of securities or other matter on terms more favorable than those discussed with NSC without offering to retain NSC on such more favorable terms. NSC shall notify the Company within ten (10) days of its receipt of the written offer contemplated above as to whether or not it agrees to accept such retention. If NSC should decline such retention, the Company shall have no further obligations to NSC with respect to that particular offer, except as specifically provided for herein.

8. ***Confidentiality of Advice.*** Except as otherwise provided in this paragraph, any written or other advice rendered by NSC pursuant to its engagement hereunder are solely for the use and benefit of the Company's executive management team and Board of Directors and shall not be publicly disclosed in whole or in part, in any manner or summarized, excerpted from or otherwise publicly referred to or made available to third parties, other than representatives and agents of the Company's executive management team and Board of Directors who also shall not disclose such information, in each case, without NSC's prior approval, unless in the opinion of counsel and after consultation with NSC, such disclosure is required by law. In addition, except as required by law NSC may not be otherwise publicly referred to without its prior written consent. The Company acknowledges that NSC and its affiliates are in the business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict NSC in conducting such business with respect to others, or in rendering such advice to others, except as such advice may relate to matters relating to the Company's business and properties and that might compromise confidential information delivered by the Company to NSC.

NSC shall keep the existence of this Agreement and all of the Company information that is not publicly available confidential, shall not disclose or provide any of such information to a third party without the Company's prior consent and shall not use any of the Information for any purpose other than performing the services hereunder; provided, however, that such information may be disclosed (a) to the extent required by law, rule or regulation or judicial or administrative process or proceeding, (b) at the request of a regulatory or self-regulatory organization, and (c) to NSC's affiliates and to its and their employees, partners, agents, principals, officers, directors and legal, accounting and other advisors who have a need-to-know it in connection with NSC performing its Services hereunder and who have been advised by NSC of its confidentiality obligations under this Agreement (NSC shall be responsible for the use of the Information by such parties). NSC's requirements of this paragraph shall continue after the termination of this Agreement.

9. ***Obligations Limited.*** NSC shall have no obligation to make any independent appraisals of assets or liabilities or any independent verification of the accuracy or completeness of any information provided it in the course of this engagement and shall have no liability in regard thereto.

10. ***Third Party Beneficiaries.*** This Agreement is made solely for the benefit the Company, its Board of Directors, NSC and other Indemnified Persons (as defined herein), and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire or have any right under or by virtue of this Agreement.

11. ***Representations and Warranties.*** The Company represents and warrants that this Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company.

NSC represents that it has an anti-money laundering program in place reasonably designed to comply with Section 352 of the USA Patriot Act, NASD Rule 3011, and NYSE Rule 445. NSC's anti-money laundering program includes: (i) Anti-Money Laundering/"Know Your Customer" policies and procedures (ii) the designation of an Anti-Money Laundering Compliance Officer; (iii) recording-keeping and reporting practices in accordance with applicable law; (iv) reporting of suspicious activity to government authorities in accordance with applicable law; (v) anti-money laundering training; and (vi) independent testing for compliance. NSC will provide such periodic reports or certifications to the Company regarding this program as the Company may reasonably request.

NSC further represents that is a FINRA and SIPC member and SEC-registered broker-dealer and in connection with this Agreement and engagement NSC will comply with all applicable federal, state and foreign securities laws and other applicable laws.

12. Indemnification. In connection with and as part of the engagement contemplated herein, the Company agrees to indemnify, defend and hold NSC harmless in accordance with the indemnification rider attached hereto as Exhibit A.

13. Omitted.

14. Non-Circumvention. The Company agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement, including the Company shall not permit its subsidiaries and its other affiliated entities to sell securities with the effect of avoiding payment of fees under this Agreement.

15. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Florida. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. **EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO A JURY TRIAL, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.**

16. Legal Fees and Costs. If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party or his, her or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of such action shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party(ies).

17. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties

cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

18. Miscellaneous. (a) This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly cancelled; (b) Only an instrument in writing executed by the parties hereto may amend this Agreement; (c) The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature, or any other nature; (d) This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one (1) instrument; (e) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The rights and obligations of the parties under this Agreement may not be assigned or delegated without the prior written consent of both parties, and any purported assignment without such written consent shall be null and void.

The remainder of this page is intentionally left blank.

If the foregoing correctly sets forth the understanding between NSC and the Company, please so indicate in the space provided below for that purpose within five business (5) days of the date hereof or this Agreement shall be withdrawn and become null and void. The undersigned parties hereto have caused this Agreement to be duly executed by their authorized representatives, pursuant to corporate board approval and intend to be legally bound.

NEWBRIDGE SECURITIES CORPORATION

By: ______________________ Date: 9-7-2016

Bruce Jordan,

Managing Director – Investment Banking

COMPANY

By: ______________________ Date: 9/7/2016

Frank Reynolds

CEO PixarBio Corporation

EXHIBIT A

INDEMNIFICATION AND CONTRIBUTION

For purposes of this Exhibit A, unless the context otherwise requires, "NSC" shall include NSC, any affiliated entity, and each of their respective officers, directors, employees, partners and controlling persons within the meaning of the federal securities laws and the successors, assigns, heirs and personal representatives of the foregoing persons (collectively, the "Indemnified Persons").

The Company shall indemnify, defend and hold NSC harmless against any losses, claims, damages, liabilities, costs and expenses (including, without limitation, any legal or other expenses incurred in connection with investigating, preparing to defend or defending against any action, claim, suit or proceeding, whether commenced or threatened and whether or not NSC is a party thereto, or in appearing or preparing for appearance as a witness), based upon, relating to or arising out of or in connection with advice or services rendered or to be rendered pursuant to the Agreement, the transaction contemplated thereby or NSC's actions or inactions in connection with any such advice, services or transaction (including, but not limited to, any liability arising out of (i) any misstatement or alleged misstatement of a material fact in any offering materials and (ii) any omission or alleged omission from any offering materials, including, without limitation of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading), except to the extent that any such loss, claim, damage, liability, cost or expense results solely from the gross negligence or bad faith of NSC in performing the services which are the subject of the Agreement. If for any reason the foregoing indemnification is unavailable to NSC or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by NSC as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company and its stockholders on the one hand and NSC on the other hand, or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company and NSC, as well as any relevant equitable considerations; provided, however, that, to the extent permitted by applicable law, NSC shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received from the Company in connection with the engagement. No person guilty of fraudulent misrepresentation (as such term has been interpreted under Section 11(f) of the Securities Act of 1933) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Relative benefits to NSC, on the one hand, and the Company and its stockholders, on the other hand, with respect to the engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be received by the Company or its stockholders, as the case may be, pursuant to the potential transaction, whether or not consummated, contemplated by the engagement bears to (ii) all fees paid to NSC by the Company in connection with the engagement. NSC shall not have any liability to the Company in connection with the engagement, except to the extent of its gross negligence or willful misconduct.

The Company also agrees to promptly upon demand reimburse NSC for its legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend, or defending any lawsuits, investigations, claims or other proceedings in connection with any matter referred to in or otherwise contemplated by the Agreement; provided, however, that in the event a final judicial determination is made to the effect that NSC is not entitled to indemnification hereunder, NSC will remit to the Company any amounts that have been so reimbursed.

The Company shall not be liable for any settlement of any action, claim, suit or proceeding (or for any related losses, damages, liabilities, costs or expenses) if such settlement is effectuated without its written consent, which shall not be unreasonably withheld. The Company further agrees that it will not settle or compromise or consent to the entry of any judgment in any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not NSC is a party therein) unless the Company has obtained an unconditional release of NSC, from all liability arising therefrom. The reimbursement, indemnity and contribution obligations of the Company set forth in this Agreement shall be in addition to any liability which the Company may otherwise have to NSC.

Any Indemnified Persons that are not signatories to this Agreement shall be deemed to be third party beneficiaries of this Agreement.

If any action or investigation is brought or threatened against the Indemnified Persons with respect to which indemnity may be sought against the Company, NSC shall promptly notify the Company in writing. The Company may assume the defense of any such action or investigation thereof. The Indemnified Party shall have the right to retain separate counsel, but the fees and expenses of such counsel shall be at the expense of the indemnified party, unless (i) the employment of such counsel has been specifically authorized in writing by the Company or (ii) the Company has failed to assume the defense and employ counsel as permitted above. In no event shall the Company be liable in respect of any amounts paid in settlement of any action unless the Company shall have approved the terms of such settlement.

LifeTech Capital

Securities offered through Newbridge Securities Corporation Member FINRA/SIPC

NEWBRIDGE
SECURITIES CORPORATION
MEMBER FINRA/SIPC

INVOICE

Date: 09/07/2016 **Invoice#:** PB090716 **Terms:** Due Upon Receipt

Bill To:
PixarBio
c/o Mr. Frank Reynolds
200 Boston Ave. Ste#1875
Medford, MA 02155

Description:
Upfront non-refundable retainer on Placement Offering for PixarBio

September 7, 2016 (One Time Fee) **Amount: $25,000.00**

Wire Instructions:
Newbridge Securities Corporation
Citibank, NA
Fort Lauderdale, Florida
ABA# 266086554
Account# 3200036026